Exhibit 99.1

Tilly’s, Inc. Provides Store Reopening and Other Business Updates,
Intends to Report Fiscal 2020 First Quarter Results on June 3, 2020

Irvine, CA – May 8, 2020 – Tilly’s, Inc. (NYSE: TLYS) (the “Company”) today announced certain store reopening plans, provided other business updates, and announced that it intends to release its financial results for the first quarter of fiscal 2020 ended May 2, 2020, after the market close on Wednesday, June 3, 2020.

Store Reopening Plans
In accordance with the latest guidelines from local, state and federal governments and health organizations, and with new health and safety protocols in place, the Company currently expects to reopen 26 of its stores to the public on or about May 15, 2020, including certain stores in Arizona, Florida, Texas and Utah.

The Company will continue to monitor the guidance from local, state and federal governments and health organizations, as well as announcements made by mall landlords to determine the pace of any future store reopenings, including the anticipated reopenings noted above. The Company intends to reopen stores only after the appropriate health and safety protocols applicable to each reopening have been implemented. As part of its reopenings, the Company intends to undertake the following actions to help promote a safe and comfortable environment for its employees and customers:

•	Train its employees on the new health and safety protocols,

•	Conduct health screenings and temperature checks for its employees working in stores,

•	Encourage proper social distancing with signs, floor decals, and limiting the number of employees and customers in a store at any one time, as required by government guidelines,

•	Provide face coverings for our employees,

•	Implement regular cleaning and sanitation policies in its stores,

•	Install plexiglass protective barriers at point-of-sale checkout,

•	Keep all fitting rooms closed to the public,

•	Offer buy-online-pickup-in-store and curbside pickup options in select stores, and

•	Operate with reduced hours.

The foregoing policies and procedures remain subject to further evaluation and change. Information about open store locations and hours of operation will be available at www.tillys.com/reopenings. The Company’s website remains available to customers for online orders.

“The health and well-being of our employees and customers is our top priority as we begin to reopen our stores. We anticipate customer traffic and sales activity will remain well below normal levels following the reopening of stores, which we expect will negatively impact our near-term profitability and cash flows from our reopened stores,” commented Ed Thomas, President and Chief Executive Officer. “We do not yet know when most of our stores will be able to reopen to the public, particularly with respect to the stores in our home state of California, which represent approximately 40% of

Exhibit 99.1

our current total stores and approximately 50% of our historical total store sales in fiscal 2019. However, we look forward to beginning the process of reopening stores and resuming some level of normal life in certain markets.”

Balance Sheet and Other Business Updates
As of May 2, 2020, the Company’s cash on hand, cash equivalents, and marketable securities totaled approximately $110.7 million, which includes approximately $23.7 million borrowed under the Company’s credit facility. In addition, the Company has withheld payment of its contractual lease obligations for its stores for the months of April and May 2020, which totaled approximately $13.4 million in the aggregate. Excluding the cash borrowed under its credit facility and withheld store lease payments, the Company’s remaining cash on hand, cash equivalents, and marketable securities totaled approximately $73.6 million as of May 2, 2020, compared to approximately $109.8 million with no borrowings under its credit facility and no withheld lease payments as of May 4, 2019, the end of the first quarter of fiscal 2019. The Company ended the first quarter of fiscal 2020 with merchandise inventories up approximately 26.2% in total retail value before valuation reserves compared to the end of the first quarter of fiscal 2019, primarily due to all stores being closed since March 18, 2020. The Company canceled a substantial majority of its originally planned inventory receipts for the months of April through June 2020 and has significantly reduced its future inventory commitments through the remainder of fiscal 2020 in an attempt to limit its inventory level going forward.

Total net sales for the first quarter of fiscal 2020 were approximately $77.3 million, a decrease of approximately 40.7% compared to approximately $130.3 million for the first quarter of fiscal 2019. Net sales from physical stores for the first quarter of fiscal 2020 were approximately $47.0 million, a decrease of approximately 57.5% compared to approximately $110.4 million for the first quarter of fiscal 2019. Physical stores were open to the public for only the first 45 days of the total 91 days in the fiscal quarter and were closed during the peak weeks of the quarter surrounding normal school spring breaks and Easter. Net sales from e-commerce for the first quarter of fiscal 2020 were approximately $30.4 million, an increase of approximately 54.4% compared to approximately $19.7 million for the first quarter of fiscal 2019. E-commerce net sales increased significantly following the closure of the Company’s stores on March 18, 2020.

The Company’s financial results provided herein for the first quarter of fiscal 2020 are preliminary in nature and the Company’s actual financial results are subject to finalization pursuant to the Company’s normal quarter-end accounting procedures.

Approximately 90% of the Company’s employee workforce remains on furlough at this time and previously announced management pay cuts remain in place. The combination of furloughs and management pay cuts has reduced the Company’s cash payroll costs by approximately $1.4 million per week since the beginning of April 2020. The Company anticipates that it will take a phased approach to its store and corporate staffing levels as stores reopen and as store traffic and sales activity continue to evolve. No end date has yet been set for the Company’s management pay cuts.

As noted above, in order to protect its liquidity, the Company has elected to withhold payment of its store rents for the months of April and May 2020 while it is unable to safely operate its stores for the purpose, or at the sales levels, intended when store leases were originally signed. The

Exhibit 99.1

Company intends to seek to partner with its landlords to explore acceptable solutions for both parties to reflect the impacts of the store closures and anticipated reduced sales activity following the reopening of stores. There can be no guarantee that the Company will be able to obtain acceptable solutions to reduce its rent commitments under its store leases during the period of store closures or reduced sales activity following reopening, which may result in the Company having to pay some or all of the withheld store rents noted above, incur additional costs, or close certain stores.

Tilly’s, Inc. Fiscal 2020 First Quarter Earnings Call
Ed Thomas, President and Chief Executive Officer, and Michael Henry, Executive Vice President and Chief Financial Officer, will host a conference call on June 3, 2020 at 4:30 p.m. ET (1:30 p.m. PT) to discuss the Company’s financial results for the first quarter of fiscal 2020 ended May 2, 2020.

Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international) at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until June 17, 2020, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13702975. Please note, participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging and proprietary brands rooted in an active and outdoor lifestyle. Tillys is headquartered in Irvine, California and, as of May 2, 2020, operated 239 total stores across 33 states (all of which remained closed to the public as of that date), as well as its website, www.tillys.com.

Investor Relations Contact:
Michael L. Henry
Executive Vice President, Chief Financial Officer
949-609-5599, ext. 17000
irelations@tillys.com

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on us, our operations, or our future financial condition or operating results, the actions that we may take in the future in response to the COVID-19 pandemic, and the impacts thereof on us, our operations, or our future financial condition or operating results, the effects of the COVID-19 pandemic on future staffing decisions compensation, future expense reductions, our plans with respect to reopening certain of our stores to the public, our ability to do so, and the scope, geographical composition and timing

Exhibit 99.1

thereof, expectations regarding customer traffic and sales activity upon reopening, the effects of guidance from local, state and federal governments and health organizations on our future business operations and the nature and status of implementation, evaluation and changes with respect to health and safety protocols in stores, our plans surrounding store rent issues, the possibility of repaying withheld store rents or closing certain stores, and the potential effectiveness of negotiations with landlords in light of store closures and reduced sales activity upon reopening, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (or other weather, epidemics, pandemics, or other public health issues) on our business and operations, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, realize anticipated, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.